Exhibit 10.1

CONSULTING AGREEMENT

BETWEEN MR. DOUG SHUMA AND TELEPHONE AND DATA SYSTEMS, INC.

This Consulting Agreement (“Agreement”) is effective as of June 1, 2018 by and between Telephone and Data Systems, Inc., a Delaware corporation (“TDS”) and Douglas D. Shuma (“Mr. Shuma”).

WHEREAS, TDS employs Mr. Shuma as its Senior Vice President-Finance and Chief Accounting Officer;

WHEREAS, Mr. Shuma has informed TDS that he will retire as an employee from TDS effective May 18, 2018 (“Retirement Date”);

WHEREAS, in his capacity as the Senior Vice President – Finance and Chief Accounting Officer for TDS, Mr. Shuma acquired extensive knowledge and experience in TDS’s business and TDS desires from time to time to obtain the benefit of Mr. Shuma’s knowledge and experience in TDS’s business as a consultant after his Retirement Date; and

WHEREAS, Mr. Shuma desires to provide consulting services to TDS after his Retirement Date.

NOW, THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which each party expressly acknowledges, TDS and Mr. Shuma agree as follows:

  Consultant Retention.  TDS retains Mr. Shuma as a consultant and Mr. Shuma accepts such retention upon the terms and conditions set forth in this Agreement.
  Consulting Term.  The term of Mr. Shuma’s retention shall begin on June 1, 2018 and shall continue through May 31, 2019, unless terminated earlier by either party pursuant to the provisions of Paragraph 6 below (“Term”).
  Consulting Services.  From time to time at TDS’s request, Mr. Shuma shall render consultation, advice, and information concerning the business and operations of TDS and its affiliates including, providing advice and consultation on financial and accounting matters concerning TDS, its business units and affiliates, as well as assisting with the transition of his former duties and responsibilities to TDS’s new Senior Vice President – Finance and Chief Accounting Officer.  In rendering any such services, Mr. Shuma shall be free to arrange his own time, pursuits, and consulting schedule and to determine the specific manner in which his services will be performed, but he will use his best efforts to accommodate the scheduling requirements and the work of TDS.  The parties anticipate that Mr. Shuma will provide such consulting services to TDS not to exceed approximately eight hours per week.
  Independent Contractor.  Mr. Shuma shall perform the duties described in Paragraph 3 above as an independent contractor without the power to bind, represent, or speak for TDS for any purpose whatsoever.  Mr. Shuma acknowledges his separate responsibility for all federal and state withholding income taxes, Federal Insurance Contributions Act taxes, and workers’ compensation and unemployment compensation taxes, if applicable, and agrees to indemnify and hold TDS harmless from any claim against it or liability relating to such taxes.
  Consulting Fee.  During the Term, TDS shall pay Mr. Shuma a consulting fee in the amount of $12,500 per month.   TDS will make such payment to Mr. Shuma on or before the last day of each month.  TDS also shall reimburse Mr. Shuma for reasonable expenses that he incurs in performing such service. Mr. Shuma will present TDS with sufficient documentation supporting such expenses.  TDS will pay any such expenses within 30 calendar days of its receipt of Mr. Shuma’s written expense reimbursement request and sufficient supporting documentation.  TDS shall have no obligation to pay Mr. Shuma any fee or benefit related to his consulting services other than that described in this Paragraph 5.

  Termination.  Notwithstanding any other provision of this Agreement, either TDS or Mr. Shuma may immediately terminate Mr. Shuma’s retention by TDS for any reason upon written notice to the other party.  In the event of a termination of Mr. Shuma’s retention, TDS shall have no obligation to pay him any future consulting fee or benefit other than the pro rata fee due and pre-approved expenses incurred for consulting services performed by him up to and including the date of termination.  Immediately upon termination of his retention, Mr. Shuma shall return to TDS all of its and its affiliates’ property in his possession or under his control including, but not limited to, all TDS confidential and proprietary information, documents, other information and equipment, and all copies thereof.
  Nondisclosure and Use of Confidential and Proprietary Information.  Mr. Shuma represents and warrants that he is not in violation of his confidentiality and nondisclosure obligations (i.e., Confidentiality of Customer Communications; Safeguarding of Company Information; and Safeguarding of Confidential Personal Information) set forth in TDS’s Code of Business Conduct (“Code of Conduct”) and reaffirms his ongoing obligations to comply with those provisions during the Term and thereafter.
  Nondisparagement.  At no time shall Mr. Shuma disparage TDS, its affiliates, their services or products, or their owners, directors, officers, or employees.
  Amendment.  The terms of this Agreement may be modified only by a writing signed by both Mr. Shuma and TDS’s President and Chief Executive Officer.
  Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware.
  Entire Agreement.  This Agreement, the Code of Conduct, and Section 1.15(a)(ii) of the Bylaws embody the entire agreement and understanding of the parties hereto with regard to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to the matters described herein.

CONSULTANT		TELEPHONE AND DATA SYSTEMS, INC.

/s/ Douglas D. Shuma		By:	/s/ Leroy T. Carlson, Jr.
Douglas D. Shuma			Leroy T. Carlson, Jr.
President and Chief Executive Officer

Date:	_______, 2018	Date:	_______, 2018